As filed with the Securities and Exchange Commission on May 31, 2007                                                                             Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-3
REGISTRATION STATEMENT
Under the Securities Act of 1933
PRIVATEBANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware (State or other jurisdiction of incorporation or organization)	36-3681151 (I.R.S. Employer Identification No.)

70 West Madison, Suite 900
Chicago, Illinois 60602
(312) 683-7100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher J. Zinski, Esq.
General Counsel
70 West Madison, Suite 900
Chicago, Illinois 60602
(312) 683-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Thomas P. Desmond, Esq. Jennifer Durham King, Esq. Vedder, Price, Kaufman & Kammholz, P.C. 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 (312) 609-7500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
3 5/8% Contingent Convertible Senior Notes due 2027	$115,000,000(1)	100%(2)	$115,000,000	$3,531
Common Stock, no par value per share	3,219,724(3)	—	—	—(4)
(1)	Equals the aggregate principal amount of the Company’s 3 5/8% Contingent Convertible Senior Notes due 2027 originally issued on March 14, 2007.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)
Under the net share settlement feature of the notes, upon conversion we will issue shares of our common stock in an amount and to the extent the conversion value of the notes exceeds $1,000 per note. The exact number of shares, if any, that may be issued cannot be determined at this time. The number of shares being registered represents the number of shares of common stock that may be issued upon conversion of the notes registered hereby based on the maximum conversion rate of 27.9976 shares of common stock for each $1,000 principal amount of notes, as established by the indenture for the notes. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends, recapitalizations, or similar events.

(4)	The shares of common stock issuable upon conversion of the notes will be issued for no additional consideration, and therefore no registration fee will be required pursuant to Rule 457(i).

Prospectus
$115,000,000
3 5/8% Contingent Convertible Senior Notes due 2027 and Shares of
Common Stock Issuable Upon Conversion of the Notes

This prospectus relates to resales of our 3 5/8% Contingent Convertible Senior Notes due 2027, which are referred to in this prospectus as the “notes,” and the shares of our common stock that may be issued upon conversion of the notes. The notes initially were sold to qualified institutional buyers in a private offering in reliance on Rule 144A of the Securities Act of 1933 through the initial purchaser, RBC Capital Markets Corporation. This prospectus will be used by selling securityholders to resell their notes and shares of our common stock issuable upon conversion of their notes. We will not receive any proceeds from the resale of our notes or common stock by the selling securityholders.

We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2007. The notes mature on March 15, 2027. You may convert your notes prior to the maturity date into cash and, if applicable, shares of our common stock in the following circumstances:

•
during any fiscal quarter commencing after the date of original issuance of the notes, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that 30th trading day;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•
during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each day of that period was less than 98% of our common stock price for each day of that period multiplied by the then current conversion rate;

•	upon the occurrence of specified corporate transactions including certain fundamental changes; or

•	during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

You may convert your notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $45.05, which represents a conversion rate of approximately 22.1976 shares of common stock per $1,000 principal amount of notes. Upon conversion of notes, we will pay an amount in cash per note equal to the lesser of (i) $1,000, and (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000, we also will deliver shares of our common stock in an amount equal to the excess of the conversion value over $1,000. Our common stock is listed on the Nasdaq Global Select Market under the symbol “PVTB.” The closing price of our common stock on May 30, 2007 was $33.45 per share.

We may redeem all or a portion of the notes for cash on or after March 20, 2009, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. You may require us to repurchase all or a portion of your notes for cash on March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017, and March 15, 2022 for a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. You may require us to purchase all or a portion of your notes for cash upon the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

The notes are our general, unsecured obligations and rank equally in right of payment with all our existing and future unsecured, unsubordinated debt and senior-in right of payment to any future subordinated indebtedness that we may incur. The notes are effectively subordinated to all of our existing and future secured indebtedness and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

The notes have been eligible for trading on The PORTALSM Market. Notes sold under this prospectus are not expected to remain eligible for trading on The PORTALSM Market, and will not be listed on any securities exchange or included in any automatic quotation system.

Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 8 of this prospectus.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________
The date of this prospectus is May 31, 2007.

TABLE OF CONTENTS

Page

About this Prospectus	i
Cautionary Statement Regarding Forward-Looking Statements	1
Summary	3
Risk Factors	8
Use of Proceeds	13
Ratio of Earnings to Fixed Charges	13
Price Range of Common Stock	13
Dividend Policy	13
Description of Notes	15
Description of Other Indebtedness	37
Description of Capital Stock	38
Certain U.S. Federal Income Tax Considerations	40
Selling Securityholders	47
Plan of Distribution	50
Legal Matters	52
Experts	52
Incorporation of Documents by Reference	52
Where You Can Find More Information	53

———————

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under which the selling securityholders named under the caption “Selling Securityholders” in this prospectus and as supplemented by any accompanying prospectus supplement may sell the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of those securities. The prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplements together with the additional information described under the heading “Where You Can Find More Information.”

As used in this prospectus and in any prospectus supplement, the terms “PrivateBancorp,” “Private,” “we,” “our,” and “us” refer to PrivateBancorp, Inc. and our consolidated subsidiaries, unless the context indicates otherwise. This prospectus includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus, any applicable prospectus supplements or incorporated by reference in this prospectus and in any applicable prospectus supplements. We have not authorized anyone to provide you with information that is different. The information in this prospectus and in any prospectus supplement may be accurate only as of the date of the document.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, in any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, our business and growth strategies, including anticipated internal growth, plans to open new offices, and to pursue additional potential development or acquisition of banks, wealth management entities, or fee-related businesses.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	fluctuations in market rates of interest and loan and deposit pricing in our market areas,

•
the effect of continued margin pressure on our earnings, deterioration in asset quality due to an economic downturn in the greater Chicago, Detroit, Milwaukee, St. Louis, Kansas City or Atlanta metropolitan areas,

•	developments pertaining to the previously announced employee fraud, and the dollar amount of recovery, if any, on any insurance bond claim relating to the employee fraud,

•	legislative or regulatory changes,

•	adverse developments in our loan or investment portfolios,

•	slower than anticipated growth of our business or unanticipated business declines,

•	unforeseen difficulties in the continued integration of The PrivateBank - Georgia or higher than expected operational costs,

•	failure to get regulatory approval for a de novo federal savings bank in Kansas City,

•	failure to improve operating efficiencies through expense controls,

•	the possible dilutive effect of potential acquisitions, expansion or future capital raises, and

•
risks and other factors set forth under “Risk Factors” in this prospectus, any related prospectus supplement, and in the documents incorporated by reference into this prospectus and any related prospectus supplement.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

The following summary may not contain all the information that may be important to you or that you should consider before deciding to purchase any notes or shares of our common stock, and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors” in this prospectus, as well as the financial and other information incorporated by reference in this prospectus, before making an investment decision.

PrivateBancorp, Inc.

PrivateBancorp, Inc., a Delaware corporation, is a bank holding company headquartered in Chicago, Illinois. We were organized in 1989 to provide distinctive, highly personalized premium financial services primarily to privately held businesses, affluent individuals, wealthy families, professionals, entrepreneurs, real estate investors and their professional interests. Since then, PrivateBancorp has expanded into multiple geographic markets in the Midwest and Southeastern United States through both the creation of de novo banks and banking offices, and the acquisition of existing banks. We use a European tradition of “private banking” as a model to develop lifetime relationships with our clients. Utilizing a team of experienced managing directors, we tailor products and services to meet our clients’ personal and commercial banking and wealth management needs. Our goal is to be the primary source of financial products and services for our clients.

We have organized our banking operations under separate charters in each of the metropolitan markets we serve. Each of our five bank subsidiaries operates under The PrivateBank name and at each bank a local, senior management team comprised of seasoned commercial and private bankers directs the activities of the local bank. We currently have 18 banking offices located in the Chicago, Detroit, Milwaukee, St. Louis, Atlanta and Kansas City metropolitan areas, The PrivateBank Mortgage Company, and an 80% interest in Lodestar Investment Counsel, LLC, or Lodestar, an asset manager. As of March 31, 2007, we had consolidated total assets of $4.3 billion, deposits of $3.6 billion and stockholders’ equity of $299.7 million. Our common stock trades on the Nasdaq Global Select Market under the symbol “PVTB.”

Our principal executive offices are located at 70 W. Madison, Suite 900, Chicago, Illinois 60602, and our telephone number is (312) 683-7100. We maintain a website located at www.pvtb.com. Information contained or referenced on our website is not incorporated by reference into and does not form a part of this prospectus.

The Notes

The following summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes and our common stock issuable upon conversion of the notes, see the sections entitled “Description of Notes” and “Description of Capital Stock” in this prospectus.

Securities Offered	$115,000,000 aggregate principal amount of 3 5/8% Contingent Convertible Senior Notes due March 15, 2027.

Maturity	March 15, 2027.

Interest	The notes will bear interest at an annual rate of 3 5/8%.

Interest Payment Dates	Interest is payable on March 15 and September 15 of each year, beginning September 15, 2007.

Conversion Rights
Under the circumstances discussed below, you may surrender your notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time before the close of business on the maturity date, unless your notes have been previously redeemed or repurchased. You may convert your notes only in the following circumstances:

•          during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that 30th trading day;

•          if we have called the particular notes for redemption and the redemption has not yet occurred;

•          during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each day of that period was less than 98% of our common stock price for each day of that period multiplied by the then current conversion rate;

•          upon the occurrence of specified corporate transactions, including certain fundamental changes, described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions”; or

•          during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

Upon the occurrence of any of the circumstances described above, you may convert your notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $45.05, which represents a conversion rate of approximately 22.1976 shares of common stock per $1,000 principal amount of notes.

Upon conversion of each $1,000 principal amount of notes, a holder will receive an amount in cash per note equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000, we also will deliver shares of our common stock per note converted in an amount equal to the excess of the conversion value over $1,000. See “Description of Notes—Conversion Rights—Payment Upon Conversion.”

The conversion price will be subject to adjustment in certain circumstances. See “Description of Notes—Conversion Rights—Conversion Price Adjustments.”

If you elect to convert your notes in connection with a corporate transaction that occurs on or prior to March 15, 2009 that constitutes a “fundamental change,” other than a fundamental change relating to the composition of our board of directors, we will decrease the conversion price to increase the conversion rate by a number of shares of common stock. See “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions” and “—Adjustment to Conversion Price Upon Certain Fundamental Changes.”

Ranking
The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. The notes are effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

Optional Redemption
We may redeem all or a portion of your notes for cash on or after March 20, 2009, at a redemption price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption of the Notes.”

Repurchase of Notes at the Option of
the Holder
You may require us to repurchase all or a portion of your notes for cash on March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017 and March 15, 2022 for a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Repurchase of Notes at the Option of the Holder.”

Repurchase at Option of Holders
Upon a Fundamental Change
Upon a “fundamental change,” as defined in “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change,” you may require us to repurchase your notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change.”

Sinking Fund	None.

Use of Proceeds	We will not receive any of the proceeds upon resale of the notes, or upon issuance of common stock upon conversion of the notes or any resales of such common stock.

Events of Default	The following will be events of default under the indenture for the notes:

•          we fail to pay principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise;

•          we fail to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

•          we fail to comply with our obligation to convert any notes into cash and, if applicable, shares of our common stock in the amounts set forth in the indenture, which failure continues for 10 days;

•          we fail to provide timely notice of a fundamental change;

•          we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•          any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•          certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

See “Description of Notes—Events of Default.”

Trading
The notes will not be listed on any securities exchange or included in any automated quotation system. Notes that are resold under this prospectus will no longer be eligible for trading on The PORTALSM Market of the National Association of Securities Dealers, Inc. Our common stock is listed on the Nasdaq Global Select Market under the symbol “PVTB.”

Registration Rights Agreement
We have entered into a registration rights agreement with the initial purchaser of the notes pursuant to which we have filed a shelf registration statement with the SEC (of which this prospectus forms a part) with respect to the notes and the common stock issuable upon conversion of the notes. We have agreed to use our reasonable efforts to keep the shelf registration effective until there are no longer any registrable securities, as defined in “Description of the Notes—Registration Rights.” If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes. See “Description of Notes—Registration Rights.”

Governing Law	The indenture, the notes and the registration rights agreement are governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” for a discussion of factors that should be considered with respect to an investment in the notes.

Ratio of Earnings to Fixed Charges	See “Ratio of Earnings to Fixed Charges” for our consolidated ratios of earnings to fixed charges.

RISK FACTORS

An investment in the notes and shares of our common stock that may be issued upon conversion of the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus, including risks related to our business under “Risk Factors” set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as updated by our Quarterly Reports on Form 10-Q, before making a decision to invest in the notes or our common stock.

The notes will be effectively subordinated to any existing and future secured indebtedness and are structurally subordinated to debt of our subsidiaries.

The notes will be our senior, unsecured obligations. The notes will be effectively subordinated to any existing and future secured indebtedness we may have. These liabilities may include indebtedness, trade payables, guarantees, lease obligations, and letter of credit obligations. The notes do not restrict us from incurring senior secured debt in the future or having our subsidiaries guarantee our indebtedness, nor do they limit the amount of indebtedness we can issue that is equal in right of payment. As of March 31, 2007, we had approximately $250,000 aggregate principal amount of secured indebtedness outstanding.

The notes are obligations exclusively of PrivateBancorp but our assets consist primarily of equity in our subsidiaries and substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt obligations, including our obligations under the notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities and they have no obligation to pay any amounts due under the notes or to make any funds available for that purpose, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of March 31, 2007, our subsidiaries had approximately $3.8 billion of liabilities and other indebtedness in the aggregate (excluding intercompany liabilities).

We will continue to have the ability to incur debt in the future, and if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the average of the daily volume-weighted average price per share of our common stock on the Nasdaq Global Market for the ten consecutive trading days beginning on the second trading day immediately following the day the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

Your right to convert the notes is conditional, which could impair the value of the notes.

The notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and shares into which the shares would otherwise be convertible. In addition, upon conversion of the notes we will not be required to deliver cash or issue shares to satisfy our conversion obligation until at least 15 business days after the conversion date. As a result, the value of your notes surrendered for conversion will be subject to market risk pending settlement.

The price of our common stock, and therefore of the notes, may fluctuate significantly, which may make it difficult for you to resell your notes or the shares of our common stock that may be issued upon conversion of the notes when you want or at desired prices.

The price of our common stock on the Nasdaq Global Select Market constantly fluctuates and will continue to fluctuate. Because the notes are convertible into our common stock, volatility of or depressed prices for our common stock could have a similar effect on the market price of the notes. The market price of our notes and the underlying common stock may fluctuate in response to a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated fluctuations in our results of operations;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors, and our ability to meet expectations;

•	the operating and stock performance of our competitors;

•	fluctuations in market rates of interest and loan and deposit pricing in our market areas;

•	deterioration in asset quality due to an economic downturn in the greater Chicago, Detroit, Milwaukee, Atlanta, Kansas City or St. Louis metropolitan areas;

•	legislative or regulatory changes;

•	adverse developments in our loan or investment portfolios;

•	unanticipated declines or slower than anticipated growth in our business or in the businesses of institutions we acquire; and

•	competition and the possible dilutive effect of potential acquisitions, expansion or future capital raises.

In addition, from time to time the stock markets generally, and bank stocks specifically, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of the companies traded in such markets. These broad fluctuations may adversely affect the trading price of our common stock, regardless of our actual results of operations.

We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.

Upon a fundamental change, as defined in the indenture, and on March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017 and March 15, 2022, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a fundamental change, the cash due upon repurchases of the notes on March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017 and March 15, 2022 or the cash due upon conversion, an event of default under the indenture governing the notes would occur as a result of such failure. In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our bank credit facility or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of Notes — Repurchase of Notes at the Option of the Holder” and “—Repurchase at Option of Holders Upon a Fundamental Change.”

Upon an occurrence of a fundamental change, we may be required to offer to repay the notes and may be required to repay any other debt then outstanding. If a fundamental change were to occur, we may not have the financial resources available to repurchase all the notes for cash.

The U.S. federal income tax consequences of the conversion of the notes into cash and common stock are unclear.

The U.S. federal income tax consequences of the conversion of the notes are not entirely clear. The conversion of the notes into common stock and cash is likely to be treated in its entirety as a recapitalization. Alternatively, it is possible that the conversion of the notes into common stock and cash may be treated in part as a conversion into stock and in part as a payment in redemption for the notes. In either event, U.S. holders who convert their notes may be subject to tax on at least a portion of the converted notes. See “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Conversion of Notes” for more information.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The price at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Rights — Conversion Price Adjustments.” If the conversion price, and the resulting conversion rate, is adjusted in a manner that has the effect of increasing your proportionate interest in our assets or earnings, such adjustment may result in a deemed distribution to you and you would be required to include such amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive such distribution. In addition, non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. The adjustment to the conversion rate of notes converted in connection with certain fundamental changes, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes” below, also may be treated as a taxable distribution. Please read “Certain U.S. Federal Income Tax Considerations.”

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their notes as a result of such fundamental change and may not be enforceable.

If certain fundamental changes occur on or prior to March 15, 2009, we will increase the conversion rate as to the notes converted in connection with the fundamental changes. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the fundamental change as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate Upon Certain Fundamental Changes.” While this adjustment is designed to compensate you for the lost option time value of your notes as a result of certain fundamental changes, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $35.33 or more than $176.65 (subject to adjustment), there will be no such adjustment. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of and interest on (including additional interest, if any) the notes, including the delivery of the conversion value and any adjustment thereto resulting from such merger or acquisition.

An active market may not develop for the notes, which could adversely affect the liquidity and value of the notes.

The notes are not listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the notes initially sold to qualified institutional buyers are eligible for trading in The PORTAL Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTAL Market. An active market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price of the notes could decline significantly, and liquidity of the notes may be adversely affected.

Conversion of the notes could dilute the ownership of existing stockholders.

The conversion of some or all of the notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The notes may not be rated or may receive a lower rating than anticipated.

We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the notes or the shares of our common stock by any selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

	Three Months Ended	Year Ended December 31,
	March 31, 2007	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	1.31x	1.39x	1.57x	1.88x	1.80x	1.43x
____________
(1)	Earnings are defined as the sum of earnings before income taxes and fixed charges. Fixed charges are defined as interest expense and the interest portion of fixed rentals.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PVTB.” The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on the Nasdaq Global Select Market.

	High	Low
Year Ended December 31, 2005:
First Quarter	$35.000	$29.260
Second Quarter	35.850	29.600
Third Quarter	38.150	32.600
Fourth Quarter	37.850	32.380
Year Ended December 31, 2006:
First Quarter	$41.530	$34.820
Second Quarter	45.780	39.700
Third Quarter	47.510	39.760
Fourth Quarter	46.120	39.440
Year Ending December 31, 2007
First Quarter	$42.51	$34.22
Second Quarter (through May 30, 2007)	36.88	32.01

The last reported sales price for our common stock on May 30, 2007 was $33.45 per share. There were approximately 422 stockholders of record of our common stock as of May 30, 2007.

DIVIDEND POLICY

Holders of our common stock are entitled to receive dividends that the board of directors may declare from time to time. We may only pay dividends out of funds that are legally available for that purpose. Because consolidated net income consists largely of the net income of our subsidiaries, dividend payments to stockholders are dependent upon our receipt of dividends from our subsidiaries. See the section entitled “Supervision and Regulation” in our Form 10-K for the year ended December 31, 2006 for a discussion of regulatory restrictions on dividend declarations. Our dividend declaration is discretionary and will depend on our earnings and financial condition, regulatory limitations, tax considerations and other factors.

We have paid quarterly dividends on our common stock since the third quarter of 1995. While the board of directors expects to continue to declare dividends quarterly, there can be no assurance that we will continue to pay dividends at these levels or at all. The following table shows the history of per share cash dividends declared and paid on our common stock for 2005, 2006 and the first quarter of 2007.

Cash Dividends Per Share
2005
First Quarter	$0.045
Second Quarter	0.045
Third Quarter	0.045
Fourth Quarter	0.045
2006
First Quarter	$0.060
Second Quarter	0.060
Third Quarter	0.060
Fourth Quarter	0.060
2007
First Quarter	$0.075

For the second quarter 2007, our Board of Directors has declared a cash dividend of $0.075 per share payable on June 29, 2007 to stockholders of record on June 15, 2007.

DESCRIPTION OF NOTES

The notes were issued under an indenture dated as of March 14, 2007, between us and LaSalle Bank National Association, as trustee. The following summary contains a description of the material provisions of the notes, the registration rights agreement and the indenture. The summary is not complete, and is subject to, and qualified by reference to, the detailed provisions of the form of notes, the registration rights agreement and the indenture, including the definitions of certain terms used in the indenture. You should carefully review these documents because they, and not this description, define your rights as holders of the notes. You may request a copy of these documents from us at the address shown in “Where You Can Find More Information.” For purposes of this section, references to “we,” “us,” “our” and “PrivateBancorp” include only PrivateBancorp, Inc. and not its subsidiaries.

Brief Description of the Notes

The notes are limited to $115,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 or in multiples of $1,000. The notes will mature on March 15, 2027, unless earlier redeemed at our option as described under “—Optional Redemption of the Notes,” repurchased by us at a holder’s option on certain dates as described under “—Repurchase of Notes at the Option of the Holder,” or repurchased by us at a holder’s option upon a fundamental change of PrivateBancorp as described under “—Repurchase at Option of Holders Upon a Fundamental Change” or converted at a holder’s option as described under “—Conversion Rights.”

The notes bear interest at the annual rate of 3 5/8% beginning March 14, 2007. We will pay interest on March 15 and September 15 of each year, commencing on September 15, 2007, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date.

The notes are our general, unsecured obligations, ranking equally with all of our existing and future unsubordinated, unsecured indebtedness and senior in right of payment to any future subordinated indebtedness, but the notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the related security, and structurally subordinated to all existing and future liabilities and other indebtedness of our subsidiaries. As of March 31, 2007, we had approximately $250,000 in secured indebtedness and the aggregate amount of liabilities and other indebtedness of our subsidiaries was approximately $3.8 billion, excluding intercompany liabilities.

We maintain an office in the City of Chicago where the notes may be presented for registration, transfer, exchange, payment or conversion. This office initially is an office or agency of the trustee. The notes were issued in fully registered book-entry form, without coupons, and currently are represented by one or more global notes. Except under limited circumstances described below, the notes will not be issued in certificated form. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

The registered holder of a note is treated as the owner of it for all purposes, and all references in this “Description of Notes” to “holders” mean holders of record, unless otherwise indicated.

Conversion Rights

Subject to the restrictions described in this “Description of Notes,” a holder may convert any of its outstanding notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $45.05 in accordance with the conversion mechanism described below, which represents an initial conversion rate of approximately 22.1976 shares of our common stock per $1,000 principal amount of the notes. The conversion price and resulting conversion rate are, however, subject to adjustment as described below under “—Conversion Price Adjustments” and with respect to certain conversions occurring in connection with certain specified corporate transactions constituting a change of control as described below under “—Conversion Upon Specified Corporate Transactions.” A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

General

Under the circumstances discussed below, holders may surrender notes, in whole or in part, for conversion into cash and, if applicable, shares of our common stock at any time before the close of business on the maturity date, unless their notes have been previously redeemed or repurchased. A holder’s right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase. In addition, if a holder has exercised its right to require us to repurchase its notes, such holder may convert its notes into shares of our common stock only if it withdraws its notice and converts its notes before the close of business on the business day immediately preceding such repurchase date. Holders may convert their notes only in the following circumstances:

•
during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price (as defined under “—Conversion Upon Satisfaction of Common Stock Price Condition” below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that 30th trading day;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•
during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” (as defined under “—Conversion Upon Satisfaction of Common Stock Price Condition” below) for the notes for each day of that period was less than 98% of the average of the common stock price during each day of that period multiplied by the then current conversion rate;

•	upon the occurrence of specified corporate transactions, including certain fundamental changes; or

•	during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

Upon conversion of notes, we will pay an amount in cash per note equal to the lesser of (i) $1,000 and (ii) the conversion value, as defined below. If the conversion value is greater than $1,000, we will also deliver shares of our common stock per each note converted equal to the sum of the daily share amounts, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period. See “—Payment upon Conversion.” While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash upon conversion, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors.”

Conversion Upon Satisfaction of Common Stock Price Condition

A holder may surrender any of its notes for conversion during any fiscal quarter commencing after the date of original issuance of the notes, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that 30th trading day.

The “common stock price” on any date means the closing sale price per share on such date for our common stock as reported on the Nasdaq Global Select Market or the principal United States national securities exchange on which our common stock is traded or listed or, if our common stock is not so traded or listed, any United States system of automated dissemination of quotations of securities prices or an established automated over-the-counter trading market in the United States, or, if not so traded, listed or quoted, as otherwise provided in the indenture.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender any of its notes for conversion during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the common stock price for each day of that period and the then current conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the initial purchaser of the notes, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be deemed to be less than 98% of the then current conversion rate of the notes multiplied by our common stock price on such determination date.

The trustee will determine the trading price of the notes upon our request, and it has no obligation to determine the trading price and whether the notes are convertible pursuant to this conversion condition except upon our request. We have no obligation to make that request unless a holder provides us with reasonable evidence that the trading price is reasonably likely to be less than 98% of the product of the common stock price and the conversion rate then in effect. If the holder provides such evidence, we will instruct the trustee to determine the trading price beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than 98% of the product of the common stock price and the then-current conversion rate.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any note called for redemption (but which redemption has not yet occurred) so long as the holder surrenders such note prior to the close of business on the day that is one business day prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

If we elect to:

•
distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•
distribute to all or substantially all holders of our common stock cash, other assets, debt securities or rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable conversion price) without conversion of such holder’s notes.

In addition, if we are a party to a fundamental change (as defined under “—Repurchase at Option of Holders Upon a Fundamental Change”) or a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time beginning 20 scheduled trading days prior to the anticipated effective date of such transaction and ending on the 20th trading day following the effective date of such transaction. We will notify holders at least 30 scheduled trading days prior to the anticipated effective date of such transaction.

Conversion at Scheduled Repurchase Dates or Final Maturity

You may surrender notes for conversion at any time during the period beginning 30 days prior to, but excluding, any scheduled repurchase date described under “—Repurchase of Notes at the Option of the Holder” or the final maturity date.

Adjustment to Conversion Price Upon Certain Fundamental Changes

If you elect to convert your notes in connection with a corporate transaction that occurs on or prior to March 15, 2010 that constitutes a fundamental change as defined under “—Repurchase at Option of Holders Upon a Fundamental Change” (other than a fundamental change relating to the composition of our board of directors), we will decrease the conversion price for the notes surrendered for conversion, which will increase the conversion rate by a number of shares (“the additional shares”) as described below.

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the common stock price on the five trading days prior to but not including the effective date.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted, as described below under “—Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion price as set forth under “—Conversion Price Adjustments” below.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be received per $1,000 principal amount of notes.

	Share Price
Effective Date	$35.33	$38.86	$42.40	$45.93	$49.46	$53.00	$61.83	$105.99	$176.65
March 14, 2007	0.00	5.80	5.37	5.01	4.40	4.15	3.36	2.44	0.00
March 15, 2008	0.00	5.42	4.88	4.58	4.03	3.36	3.05	1.83	0.00
March 15, 2009	0.00	4.88	4.27	4.03	3.36	2.93	2.59	2.23	0.00
March 15, 2010	0.00	3.66	3.05	2.44	1.83	1.53	1.22	0.61	0.00

The share prices and additional share amounts set forth above are based upon a common share price of $35.33 on March 8, 2007 and an initial conversion price of $45.05.

Notwithstanding the foregoing, in no event will the conversion rate exceed 27.9976 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion price as set forth under “—Conversion Price Adjustments” below.

The exact share prices and effective dates may not be set forth in the table above, in which case if the share price is:

•
between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $176.65 per share (subject to adjustment), no increase in the conversion rate will be made; and

•	less than $35.33 per share (subject to adjustment), no increase in the conversion rate will be made.

Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Payment upon Conversion

Upon conversion, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•
if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period.

The “conversion value” for each $1,000 principal amount of notes means the average of the daily conversion values, as defined below, for each of the ten consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

The “conversion reference period” means:

•
for notes that are converted during the period beginning on the 30th day prior to the maturity date of the notes or any scheduled repurchase date, the ten consecutive trading days beginning on the third trading day following the maturity date or the applicable repurchase date;

•	with respect to optional redemption, the ten consecutive trading days beginning on the third trading day following the redemption date; and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(	volume weighted average price per share for such trading day	x applicable conversion rate	)	-$1,000
	volume weighted average price per share for such trading day	x 10

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page PVTB ‹equity› VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” means any regular or abbreviated trading day of the Nasdaq Global Select Market or, if the Common Stock is not traded on the Nasdaq Global Select Market, the principal United States national securities exchange on which such common stock is traded, or if such common stock is not traded on the Nasdaq Global Select Market or listed on a United States national securities exchange, as quoted on any other system of automated dissemination of quotation of securities prices, or if not so quoted, any day on which the common stock is traded regular way in the over-the-counter market and for which a closing bid and a closing ask price for the common stock are available.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the ten consecutive trading days of the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five business days after the later of such dates.

The indenture requires us to pay the principal portion of the conversion amount of the notes in cash. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. We may not have the financial resources, and we may not be able to arrange for financing, to pay the principal amount for all notes tendered for conversion. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors.”

Delivery of the conversion value will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest (including additional interest, if any) payable on the notes, except as described below. Accrued interest (including additional interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion price to account for accrued and unpaid interest (including additional interest, if any).

Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest (including additional interest, if any) on a converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (including additional interest, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including additional interest, if any) on the principal amount to be converted. The foregoing sentence shall not apply (i) to notes called for redemption; (ii) if we have specified a repurchase date with respect to a fundamental change; (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or (iv) in respect of any conversions that occur (a) between the record date immediately preceding a repurchase date and the related repurchase date as described in “—Repurchase of Notes at the Option of the Holder” or (b) after the record date immediately preceding the final maturity date.

Conversion Procedures

If you wish to exercise your conversion right and your notes are in certificated form, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If the notes are held in book-entry form, you must complete and deliver the depositary appropriate instructions in accordance with the depositary’s applicable procedures. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017 or March 15, 2022, or as a result of a fundamental change, such note may be converted only if the notice of election is withdrawn as described under “—Repurchase of the Notes at the Option of the Holder” or “—Repurchase at Option of Holders Upon a Fundamental Change.”

Conversion Price Adjustments

We will adjust the conversion price if (without duplication):

(1) we issue shares of our common stock to all or substantially all holders of shares of our common stock as a dividend or distribution on our common stock;

(2) we subdivide or combine our outstanding common stock;

(3) we issue to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock (or securities convertible into our common stock) at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable conversion price;

(4) we distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of our capital stock (other than shares of our common stock), other securities or other assets, or rights, warrants or options to subscribe for or purchase any of our securities, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends, distributions, subdivisions and combinations referred to in clauses (1) and (2) above; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable conversion price;

(5) we declare a cash dividend or cash distribution during any of our quarterly fiscal periods to all or substantially all of the holders of our common stock, in an aggregate amount that, together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.075 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution. If we declare such a cash dividend or cash distribution, the conversion price shall be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price — Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

provided that if the numerator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (5), we will make adequate provision so that each holder of notes will have the right to receive upon conversion, in addition to the cash and shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted its notes solely into shares of our common stock at the then applicable conversion price immediately prior to the record date for such cash dividend or cash distribution; or

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock where the cash and value of any other consideration included in the payment per share exceeds the common stock price on the last day on which tenders or exchanges may be made pursuant to the tender or exchange offer.

“Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.

“Dividend Adjustment Amount” means the amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock that exceeds $0.075 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock).

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion price will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing share price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the Nasdaq Global Select Market or such other national or regional exchange or market on which the securities are listed or quoted.

If we reclassify our common stock or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property, then at the effective time of the transaction, a holder’s right to convert its notes into cash and shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes solely into shares of our common stock at the then applicable conversion price immediately prior to the effective date of such transaction. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the notes following such transaction to the extent feasible.

To the extent that any rights plan adopted by us is in effect upon conversion of the notes into cash or shares of common stock, you will receive, in addition to such cash or shares of our common stock, the rights under the rights plan, unless the rights have separated from our common stock at the time of conversion and, as a result, upon conversion of the notes into shares of our common stock, you would not be entitled to receive the rights, then in such case the conversion price will be adjusted as if we distributed shares of our common stock, evidences of indebtedness or assets to all holders of our common stock as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 27.9976 per $1,000 principal amount of notes, subject to adjustments in the same manner as the events described in clauses (1) through (6) above. Further, notwithstanding anything in this section “—Conversion Price Adjustments” to the contrary (subject only to the provisions of the second succeeding sentence), the conversion rate shall not exceed 44.0480 per $1,000 principal amount of the notes, other than as a result of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above (the limitations on the conversion rate set forth in this sentence are herein referred to as the “Conversion Rate Cap”). Accordingly, other than as a result of such proportional adjustments (subject only to the provisions of the next succeeding sentence), in no event will the shares issuable upon conversion of the notes exceed 20% of our common stock outstanding before the issuance of the notes. We have agreed that we will not take any action described in paragraphs (5) or (6) above if, as a result of such action, the conversion rate adjustment that would otherwise be made pursuant to the provisions of paragraphs (5) or (6) would be limited by the Conversion Rate Cap, unless such action would not result in a violation of NASD Rule 4350 as such rule or successor to such rule may be then in effect and interpreted by the NASD (or any similar rule of any other stock exchange that is the primary exchange upon which our common stock is listed). If such action would not result in a violation of NASD Rule 4350, or any successor rule or similar rule of any other stock exchange that is the primary exchange upon which our common stock is then listed, then the Conversion Rate Cap shall not apply to such action taken by us.

The conversion price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, the conversion price will not be adjusted upon the issuance of shares of our common stock:

•	under any present or future employee or director benefit, equity or incentive compensation plan or program of ours; or

•
pursuant to the exercise of any option, warrant or right to purchase our common stock, the exchange of any exchangeable security for our common stock or the conversion of any convertible security into our common stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding as of the date the notes are first issued.

We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the current market value of the fractional shares as provided in the indenture.

If we make a distribution of property to our shareholders that would be taxable to them as a dividend for U.S. federal income tax purposes and the conversion price is decreased, this decrease will generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”). See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Distributions.”

We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of PrivateBancorp. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried-forward adjustments, regardless of whether the aggregate amount is less than 1%, within one year of the first such carried-forward adjustment, and upon a fundamental change, redemption or conversion or upon maturity.

Ranking

The notes:

•	are our senior unsecured obligations;

•	rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness; and

•	will rank senior to all of our future indebtedness that expressly provides that it is subordinated to the notes.

The notes also are effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of such security. As of March 31, 2007, we had approximately $250,000 aggregate principal amount of secured indebtedness outstanding.

The indenture generally does not restrict our ability to incur debt or our ability or the ability of our subsidiaries to incur any other indebtedness.

The notes are our exclusive obligation. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory, regulatory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Our right to receive any assets of any subsidiary upon its liquidation or reorganization, and, therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of March 31, 2007, our subsidiaries had approximately $3.8 billion of liabilities and other indebtedness in the aggregate (excluding intercompany liabilities).

Optional Redemption of the Notes

Prior to March 20, 2009, the notes will not be redeemable. On or after March 20, 2009, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. We will give notice of redemption not less than 30 days nor more than 60 days prior to the redemption date to holders of the notes.

If we choose to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed, on a pro rata basis, by lot, or by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.

For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” and “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes.”

Repurchase of Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of its notes on March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017 and March 15, 2022. We will repurchase the notes as to which these repurchase rights are exercised for cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

We will be required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the security register, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes. Such notice procedures will be modified to conform to the applicable procedures of the depositary for notes held in global form.

For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” and “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes.”

The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery or book entry transfer of the notes.

If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, we cannot assure you that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. See “Risk Factors.”

No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Repurchase at Option of Holders Upon a Fundamental Change

If a “fundamental change” as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously converted or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. If the repurchase date falls after a regular record date and before the corresponding interest payment date, interest (including additional interest, if any) will be paid to the record holder of the notes.

Within 30 calendar days after the occurrence of a fundamental change, we are obligated to give to you notice of the fundamental change and of the repurchase right arising as a result of the fundamental change. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the close of business on the business day prior to the repurchase date written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date of our notice.

A fundamental change will be deemed to have occurred at any time after the notes are originally issued if any of the following occurs:

•
during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of PrivateBancorp (together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of PrivateBancorp, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office; or

•
any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•
we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to another person, other than:

(i)
any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock (other than solely for shares of publicly traded common stock listed on the Nasdaq Global Select Market or on an established national securities exchange or automated over-the-counter trading market in the United States, but disregarding any cash payments for fractional shares or pursuant to dissenters’ appraisal rights) and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

(ii)
any transaction effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock;

•
the common stock into which the notes are convertible ceases to be listed on the Nasdaq Global Select Market and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States; or

•	our stockholders pass a resolution approving a plan of liquidation, dissolution or winding up.

For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

The definition of fundamental change includes the conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of “substantially all” of our properties and assets. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchaser.

If holders elect to have us repurchase notes upon a fundamental change, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a fundamental change, an event of default under the indenture would occur.

Mergers and Sales of Assets by PrivateBancorp

We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us unless:

•
the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, and interest (including additional interest, if any) on, the notes and the performance of our other covenants under the indenture; and

•
immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	other conditions specified in the indenture are met.

When such an entity assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default

The following will be events of default under the indenture:

•
we fail to pay the principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion, or make a payment to repurchase notes tendered pursuant to a fundamental change or the failure to repurchase notes at your option on March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017 and March 15, 2022);

•	we fail to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

•	we fail to comply with our obligation to convert any notes into cash and, if applicable, shares of our common stock in the amounts set forth in the indenture, which failure continues for 10 days;

•	we fail to provide timely notice of a fundamental change;

•	we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•
any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $10 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

The term “significant subsidiary” means a subsidiary that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if we have paid or deposited with the trustee a sum sufficient to pay all overdue interest (and any interest on the overdue interest), the principal on any notes that have become due otherwise than as a result of the acceleration and any expenses and advances of the trustee; and if all events of default, other than the non-payment of principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest (including additional interest, if any) on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “—Meetings, Modification and Waiver” below.

You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of or interest, including additional interest, on your notes on or after the respective due dates expressed in your notes or your right to convert your notes in accordance with the indenture.

We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

Certain limited modifications and amendments of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal or interest, including additional interest, if any) may be waived, either:

•	with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or

                •       by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least
                         66 2/3% in aggregate principal amount of the notes represented at such meeting.

The quorum at any meeting called to adopt a resolution will consist of persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	change the stated maturity of the principal of, or any installment of interest on, a note;

•	reduce the principal amount of, or rate of interest payable on, any note;

•	reduce the amount payable upon a redemption or mandatory repurchase of notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the note;

•	modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

•	modify our right to redeem the notes in a manner adverse to the holders;

•
modify in a manner adverse to the holders the provisions of the indenture relating to our requirement to repurchase notes (i) upon a fundamental change after the occurrence thereof or (ii) on March 15, 2009, June 15, 2009, September 15, 2009, December 15, 2009, March 15, 2010, March 15, 2012, March 15, 2017 and March 15, 2022;

•	change the place or currency of payment on a note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify our obligation to maintain an office or agency in the City of Chicago or City of New York;

•	adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

•
modify in a manner adverse to the holders our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

•	reduce the above-stated percentage of the principal amount of outstanding notes whose holders’ consent is needed to modify or amend the indenture;

•	reduce the percentage of the principal amount of outstanding notes whose holders’ consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Payment

We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in the City of New York or the City of Chicago. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in the City of New York or the City of Chicago. Payment of any interest on the notes will be made to the entity in whose name the note, or any predecessor note, is registered at the close of business on March 1 or September 1, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in a global note; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Until, however, the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and interest (including additional interest, if any) on the notes have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in the City of New York or the City of Chicago for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “—Notices” below.

All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of or interest (including additional interest, if any) on any notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Purchase of Notes by PrivateBancorp

We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase will be surrendered to the trustee for cancellation.

Surrender and Cancellation of Notes

All notes surrendered for payment, redemption, registration of transfer, exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Notices

Notice to holders of the registered notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Notice of a redemption of notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify, among other things, the redemption date and the price at which the notes are to be redeemed. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated note or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision or taxing authority thereof with respect to the issuance, transfer, exchange or conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision or taxing authority thereof in connection with the notes.

Registration Rights

On the date we originally issued the notes, we entered into a registration rights agreement with the initial purchaser pursuant to which we agreed to file a shelf registration statement, of which this prospectus forms a part. The following summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is included as an exhibit to the registration statement.

In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes (the “registrable securities”), that we will, at our expense, use reasonable efforts to keep effective the shelf registration statement until the earliest of (i) the date when all registrable securities covered by the shelf registration statement have been sold in accordance with the shelf registration statement, (ii) the date when the holders are able to sell or transfer to the public all registrable securities immediately without restriction pursuant to Rule 144 of the Securities Act, or (iii) two years after the last date of original issuance of the notes.

We may suspend the use of this prospectus during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period.

We will pay predetermined additional interest if after effectiveness of the shelf registration statement, we fail to make certain filings required by the registration rights agreement, or the prospectus is unavailable for periods in excess of those permitted above or as described in the registration rights agreement. The rates at which additional interest will accrue will be as follows:

•	0.25% of the aggregate principal amount of the notes per annum to and including the 90th day after the registration default; and

•	0.50% of the aggregate principal amount of the notes per annum from and after the 91st day after the registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50%.  If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	must complete a notice and questionnaire, available from us upon request;

•	is required to be named as a selling securityholder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

Upon receipt of a completed notice and questionnaire, together with such other information as we may reasonably request, from a beneficial owner after the effectiveness of the shelf registration statement, we will file within 10 days such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such beneficial owner to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus, provided that we will not be required to file a post-effective amendment solely for the purpose of naming a holder as a selling securityholder in the shelf registration statement more than one time in any calendar quarter for all beneficial owners.

We have agreed in the registration rights agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be listed on the Nasdaq Global Select Market.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

LaSalle Bank National Association has agreed to serve as the trustee under the indenture. LaSalle Bank is also the lender under our existing $115.0 million credit facility and from time to time has performed or provided and will perform and provide general commercial banking services for us and our subsidiaries. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires a conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in aggregate principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

If an event of default occurs and is continuing, the trustee will be required to use the same degree of care in the exercise of its powers as a prudent person would exercise or use in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

Form, Denomination and Registry

The notes are issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

Global Note, Book-Entry Form

The notes are evidenced by one or more global notes, which have been deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).

DTC or its nominee is considered the sole owner and holder of the global notes for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global notes, you will not be entitled to have notes represented by the global note registered in your name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of a global note or any note it represents for any purpose.

Ownership of beneficial interests in a global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note is shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of such notes in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note to such persons.

Transfers between participants in DTC are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds.

We will make cash payments of interest on and principal of and the redemption or repurchase price of a global note, as well as any payment of additional interest, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by a global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by a global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or an event of default with respect to the notes represented by the global notes has occurred and is continuing and DTC notifies the trustee of its decision to exchange the global note for certificated notes. In those circumstances, DTC will exchange the global note for certificated notes that it will distribute to its participants.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the state of New York;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

•	a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

As of March 31, 2007 we had a credit facility with a correspondent bank comprised of a $65.0 million senior debt facility and $50.0 million of subordinated debt. The senior debt facility is comprised of a $250,000 term loan with a maturity date of December 31, 2017 and a revolving loan with a maturity date of December 31, 2007. We expect to renew the revolving loan on an annual basis. The subordinated debt matures on December 31, 2017. The interest rate on the senior debt facility resets quarterly, and is based on, at our option, either that bank’s prime rate or three-month LIBOR plus 120 basis points, with a floor of 3.50%. The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 135 basis points, with a floor of 3.50%. The subordinated debt qualifies as Tier 2 capital under applicable rules and regulations promulgated by the Board of Governors of the Federal Reserve System. On April 3, 2007 we modified the terms of our agreement increasing the subordinated debt to $75.0 million and lowering the senior debt facility to $40.0 million.

At March 31, 2007, we had $250,000 outstanding on the senior debt facility and $50.0 million of subordinated debt outstanding. The credit facility is used for general corporate and other working capital purposes.

Trust Preferred Securities

In June 2005, we issued $50.0 million in fixed/floating rate trust preferred securities through PrivateBancorp Statutory Trust II, a newly created business trust subsidiary. The trust preferred securities pay interest quarterly at a fixed rate of 6.00% for the initial five years and then subsequently pay interest quarterly at a floating rate equal to three-month LIBOR plus 1.71%. The trust preferred securities have a 30-year final maturity and are callable at par at our option in whole or in part after year five, on any interest payment date.

In connection with our acquisition of Bloomfield Hills Bancorp, Inc. (“BHB”) on June 20, 2005, we acquired $8.0 million in floating rate junior subordinated debenture trust preferred securities. The trust preferred securities pay interest quarterly at a rate of three-month LIBOR plus 2.65%. The trust preferred securities mature on June 17, 2034 and are callable beginning June 17, 2009 and at any interest payment date thereafter.

In December 2005, we issued $40.0 million of trust preferred securities and related junior subordinated debentures. These securities mature in December 2035 but are redeemable at par at our option after five years. The trust preferred securities pay quarterly distributions at a rate of 6.10% for five years and thereafter at a rate equal to the three-month LIBOR rate plus 1.50%. A portion of the proceeds was used to fund the redemption, on December 31, 2005 of $20.0 million of previously outstanding 9.50% trust preferred securities that were originally issued in 2001.

Our aggregate principal amount of outstanding trust preferred securities at March 31, 2007 was $101.0 million.

Federal Home Loan Bank Advances

Membership in the Federal Home Loan Bank (“FHLB”) system gives us the ability to borrow funds from the FHLB (Des Moines), the FHLB (Indianapolis), and the FHLB (Atlanta) under a variety of programs. We have periodically used the services of the FHLB for funding needs and other correspondent services. At March 31, 2007 our FHLB borrowings consisted of $47.0 million from the FHLB (Indianapolis), $22.5 million from the FHLB (Atlanta), and $24.0 million from the FHLB (Des Moines). The FHLB requires us to pledge collateral in connection with obtaining FHLB advances. Our pledged collateral consists of residential real estate loans and certain qualifying multi-family loans and investment securities.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is qualified, in all respects, to applicable Delaware law and provisions of our amended and restated certificate of incorporation, as amended, and our amended and restated by-laws. Our amended and restated certificate of incorporation and our by-laws are incorporated by reference in this prospectus. See “Where You Can Find More Information.”

Common Stock

We are authorized to issue 39,000,000 shares of common stock, without par value, of which 22,072,896 shares were outstanding on March 31, 2007. As of March 31, 2007, 1,490,046 shares of our common stock were reserved for issuance upon the exercise of currently outstanding stock options. Each share of our common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Each holder of record of common stock is entitled to one vote per share on all matters voted upon by our stockholders. Holders of shares of our common stock have no preemptive, redemption or cumulative voting rights. In the event of liquidation, the holders of shares of common stock are entitled to share ratably in any of our assets retained after payment in full of creditors and, if any preferred stock is then authorized, issued and outstanding, after payment to holders of such preferred stock but only to the extent of any liquidation preference.

Dividends. The holders of Private common stock are entitled to receive and share equally in such dividends, if any, declared by our board of directors out of funds legally available therefor. We may pay dividends if, as and when declared by our board of directors. The payment of dividends is subject to limitations imposed by the Delaware General Corporation Law, or DGCL. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of our common stock possess voting rights in us. Stockholders elect our board of directors and act on such other matters as are required to be presented to them under the DGCL or our amended and restated certificate of incorporation, or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Accordingly, holders of more than 50% of the outstanding shares of our common stock are able to elect all of the directors to be elected each year. Although there are no present plans to do so, if we issue preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require a two-thirds stockholder vote.

Liquidation. In the event of any liquidation, dissolution or winding up of Private, the holders of our common stock would be entitled to receive, after payment or provision for payment of all of our debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of any liquidation or dissolution.

Preemptive Rights and Redemption. Holders of our common stock are not entitled to preemptive rights with respect to any shares that we may issue in the future. The common stock is not subject to mandatory redemption by us.

Preferred Stock

Our board of directors is authorized, pursuant to our amended and restated certificate of incorporation, to issue 1,000,000 shares of preferred stock, without par value, in one or more series with respect to which the Board of Directors, without stockholder approval, may determine voting, conversion and other rights which could adversely affect the rights of the holders of our common stock. Currently, no shares of our authorized preferred stock are issued or outstanding. Stockholders do not have preemptive rights to subscribe for shares of preferred stock.

The rights of the holders of our common stock would generally be subject to the prior rights of the preferred stock with respect to dividends, liquidation preferences and other matters. The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any series of the authorized preferred stock and the numbers of such shares of preferred stock in each series will be established by our board of directors as such shares are to be issued. It is not possible to state the actual effect of the preferred stock on the rights of holders of common stock until the board of directors determines the rights of the holders of a series of the preferred stock. However, such effects might include (i) restrictions on dividends; (ii) dilution of the voting power to the extent that the preferred stock were given voting rights; (iii) dilution of the equity interest and voting power if the preferred stock were convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the preferred stock.

Furthermore, although we have no present intention to do so, our board of directors could direct us to issue, in one or more transactions, shares of preferred stock or additional shares of common stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of any stock exchange or automated dealer quotation system to the extent that such rules may become applicable to, or may be observed by, us) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in our management or any other extraordinary corporate transaction which might be opposed by the incumbent board of directors. Any issuance of preferred stock or of common stock could have the effect of diluting the earnings per share, book value per share and voting power of common stock held by our stockholders.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

BY REASON OF TREASURY DEPARTMENT CIRCULAR 230, WE ARE REQUIRED TO NOTIFY YOU THAT (i) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED SUPPLEMENTS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (ii) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (iii) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as certain former citizens or residents of the United States, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it is subject to the primary supervision of a U.S. court and the control of one or more United States persons (as defined for U.S. federal tax purposes) or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “non-U.S. Holder” is a beneficial owner of notes or common stock that is not a U.S. Holder. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. We believe that the notes have not been issued with original issue discount for U.S. federal income tax purposes. We may be required to make payments of additional interest to holders of the notes if we do not cause to be declared or keep effective the registration statement of which this prospectus forms a part, as described under “Description of Notes—Registration Rights Agreement” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. Holder’s normal method of tax accounting.

Sale, Exchange, Redemption or Other Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than conversion of a note into cash and shares of our common stock, the U.S. federal income tax consequences of which are described under “—U.S. Holders —Conversion of Notes” below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. Holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss; instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

Upon conversion of a note solely into cash, a U.S. Holder generally will be subject to the rules described under “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” above.

The U.S. federal income tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. Upon conversion of a note into cash and shares of our common stock, it is likely that the conversion will be treated in its entirety as a recapitalization. Under such treatment, a U.S. Holder generally would not be permitted to recognize loss, but would be required to recognize gain in an amount equal to the lesser of the gain realized (being the excess, if any, of the fair market value of our common stock received plus the cash received over the adjusted tax basis of the note exchanged therefor) and the cash received (other than cash in lieu of a fractional share of common stock and any cash or stock attributable to accrued interest). Subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock distribution, the gain recognized by a U.S. Holder upon conversion of a note would be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The U.S. Holder’s adjusted tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) generally would equal the adjusted tax basis of the note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock), and increased by the amount of gain recognized (other than with respect to a fractional share or with respect to accrued interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.

Alternatively, it is possible that the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. Under such treatment, a U.S. Holder’s aggregate adjusted tax basis in the notes would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued and unpaid interest) and the U.S. Holder’s adjusted tax basis in the portion of the note treated as redeemed. See “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” above.

With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize gain or loss (except with respect to cash received in lieu of a fractional share of common stock and cash received attributable to accrued and unpaid interest), subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The tax basis of the common stock received with respect to the portion of the note treated as converted (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the U.S. Holder’s adjusted tax basis in the portion of the note treated as converted. The U.S. Holder’s holding period in the common stock received (other than shares attributable to accrued and unpaid interest) would include the holding period in the note treated as converted.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock (determined as discussed above) attributable to the fractional share.

Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. Holder would be taxed as ordinary income. The basis of any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.

A U.S. Holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of Notes—Payment upon Conversion”, should consult with its own tax advisor concerning the appropriate treatment of such payments.

U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of converting their notes into cash or a combination of cash and our common stock.

In the event that we undergo a business combination as described under “Description of Notes—Conversion Price Adjustments”, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding debentures, which may be a taxable event for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

If we make a distribution in respect of our common stock, including any common stock acquired upon conversion of a note, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a distribution in the form of our stock. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with certain fundamental changes, as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Price Upon Certain Fundamental Changes” above, also may be treated as a taxable stock distribution. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in our earnings and profits or assets. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate, and any adjustment to the conversion rate of notes converted in connection with a fundamental change that is treated as a stock distribution, would be treated in the same manner as distributions paid in cash or other property. However, it is not clear whether a constructive distribution to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by non-corporate U.S. Holders or for the dividends received deduction for U.S. Holders who are corporations. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for such preferential rates or the dividends received deduction.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the U.S. Holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the U.S. Holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. Holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a non-U.S. Holder that:

•	owns, actually or constructively, at least 10% of our voting stock;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	is a “controlled foreign corporation” that is related to us; or

•
is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, the interest payments are attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), in which case, the interest would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected With a U.S. Trade or Business. ”

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more United States persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

If the portfolio interest exception does not apply, payments of interest to a non-U.S. Holder would be subject to withholding tax at a 30% rate, or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for non-U.S. Holders described below apply only if the holder certifies its nonresident status. A non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If the non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than to the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders—Taxation of Interest” above), unless:

•
the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected With a U.S. Trade or Business;”

•	the non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

•
subject to certain exceptions, the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a “United States real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised more than half of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Dividends

Dividends paid to a non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under “—U.S. Holders —Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence. A non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form.

Sale of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock, unless the exceptions described under “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes” above apply.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders. If the non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment), and therefore included in the gross income of a non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax. ” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments that must be reported are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to provide his or her taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly fails to report interest or dividends on his or her U.S. federal income tax returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends to U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders—Taxation of Interest” and “—Non-U.S. Holders—Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. Holder resides.

Payments to non-U.S. Holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. Holder certifies its foreign status.

Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by RBC Capital Markets (the “initial purchaser”) in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock that may be issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are initially convertible. However, the number of shares of common stock into which the notes are initially convertible is subject to adjustment, including adjustment resulting from certain corporate transactions. See “Description of Notes—Conversion Rights—Conversion Price Adjustments,” “—Conversion Upon Specified Corporate Transactions” and “—Adjustment to Conversion Price Upon Certain Fundamental Changes.” Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

The principal amounts of the notes provided in the table below are based on information provided to us by or on behalf of each of the selling securityholders on or before May 29, 2007. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion rate, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. For purposes of the following table, we have assumed the sale of all notes offered under this prospectus and any accompanying prospectus supplement and all shares of common stock that may be issued upon conversion of the notes based on the initial conversion rate.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Principal Amount of Notes Owned After Completion of Offering(1)	Number of Shares of Common Stock that May Be Sold Upon Conversion(2)	Number of Shares of Common Stock Owned After Completion of Offering(2)(3)
Admiral Flagship Master Fund, Ltd.	$2,500,000	2.17%	—	55,494	—
Advent Convertible Arb Master	3,056,000	2.66	—	67,836	—
Advent Enhanced Phoenix	2,250,000	1.96	—	49,945	—
Bancroft Fund Ltd.	1,000,000	*	—	22,198	—
Basso Fund Ltd.	50,000	*	—	1,110	—
Basso Holdings Ltd.	740,000	*	—	16,426	—
Basso Multi-Strategy Holding Fund Ltd.	210,000	*	—	4,661	—
Canadian Imperial Holdings Inc.	10,000,000	8.70	—	221,976	—
CC Arbitrage, Ltd.	500,000	*	—	11,099	—
Columbia Convertible Securities Fund	2,000,000	1.74	—	44,395	—
CQS Convertible and Quantative Strategies Master Fund Limited	500,000	*	—	11,099	—
DBAG London	12,000,000	10.43	—	266,371	—
Ellsworth Fund Ltd.	1,000,000	*	—	22,198	—
Grace Convertible Arbitrage Fund, Ltd.	4,000,000	3.48	—	88,790	—
HFR CA Opportunity Master Trust	97,000	*	—	2,153	—
Lyxor Master Trust Fund	97,000	*	—	2,153	—
McMahan Securities Co. L.P.	1,000,000	*	—	22,198	—
Polygon Global Opportunities Master Fund	6,000,000	5.22	—	133,186	—
RBC Capital Markets Corporation(4)	15,000,000	13.04	—	332,964	—
Tenor Opportunity Master Fund, Ltd.	1,000,000	*	—	22,198	—
TQA Master Fund Ltd.	948,000	*	—	21,043	—
TQA Master Plus Fund Ltd.	592,000	*	—	13,141	—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited	4,663,000	4.05	—	103,507	—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited	337,000	*	—	7,481	—
Vicis Capital Master Fund	5,000,000	4.35	—	110,988	—
Wachovia Securities International Ltd.	1,000,000	*	—	22,198	—
Waterstone Market Neutral Mac51 Fund, Ltd.	2,130,000	1.85	—	47,281	—
Waterstone Market Neutral Master Fund, Ltd.	3,870,000	3.37	—	85,905	—
Zurich Institutional Benchmarks Master Fund Ltd.	312,000	*	—	6,926	—
All other holders of notes or future transferees, pledgees, donees, assignees or successors of any such holders(5)	33,148,000	28.82	(5)	735,806	(5)
Total	$115,000,000	100.00%		2,552,724
____________
*	Represents less than 1% of the notes outstanding.
(1)	Assumes sale of all notes offered hereby, although selling shareholders are not obligated to sell any notes.
(2)
Assumes conversion of the notes offered by the holder of the notes for the maximum number of shares of our common stock that may be issuable based on an initial conversion rate of 22.1976 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rights—Conversion Price Adjustments” and “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions” and “—Adjustment to Conversion Price Upon Certain Fundamental Changes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Assumes offer and sale of all shares that may be issued upon conversion, and includes other shares of common stock identified to us by the selling securityholder as owned by it.

(4)
RBC Capital Markets Corporation was the initial purchaser of the notes that we sold in March 2007 in a private offering to qualified institutional buyers (and which are being offered by the selling securityholders in this prospectus). RBC Capital Markets also served as agent and co-agent with respect to offerings of our trust preferred securities in 2005. RBC Capital Markets and its affiliates have from time to time performed, and may in the future perform, various other financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

(5)	Information about other selling securityholders, if any, will be provided by prospectus supplement.

PLAN OF DISTRIBUTION

The selling securityholders (including their transferees, donees or pledgees) or their successors may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time directly or through underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for any underwriting discounts or commissions or agent’s commissions and their professional fees. The notes and the shares of common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):

•	on any national securities exchange or quotation service, if any, on which the securities may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether the options are listed on an options exchange or otherwise, or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes or the shares of common stock issuable upon conversion of the notes through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes or the shares of common stock issuable upon conversion of the notes, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes or shares of common stock issuable upon conversion of the notes and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and shares of common stock issuable upon conversion of the notes, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and such shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

Under the terms of the registration rights agreement, we have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We may suspend the use of this prospectus during prescribed periods of time for valid business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period. We are required to provide notice of any such suspension to selling securityholders.

LEGAL MATTERS

The validity of the notes and the common stock issuable in certain circumstances upon their conversion will be passed upon for us by Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, included in our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon included in our Annual Report on Form 10-K for the year ended December 31, 2006, and are incorporated by reference herein in reliance on their report given on their authority as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of PrivateBancorp, Inc. for the three-month periods ended March 31, 2007 and March 31, 2006 incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2007, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 0-25887);

•
our proxy statement in connection with our 2007 annual meeting of stockholders filed with the SEC on March 14, 2007 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2007 (File No. 0-25887); and

•	our Current Reports on Form 8-K filed with the SEC on February 28, 2007, March 7, 2007 (solely with respect to Item 8.01 thereof), March 9, 2007, March 15, 2007, and March 20, 2007 (File No. 0-25887).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of any offering covered by this prospectus and any applicable prospectus supplement.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Christopher J. Zinski, Esq., General Counsel, at 70 West Madison, Suite 900, Chicago, Illinois 60602, (312) 683-7100.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 to which this prospectus relates. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and in the exhibits attached or incorporated by reference in the registration statement. For further information about us and our securities, you should refer to the registration statement and to any applicable supplement(s) to this prospectus. That registration statement can be read at the Securities and Exchange Commission’s Internet site or at its offices listed below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Our SEC filings are also available on our website at www.pvtb.com, and at the office of Nasdaq Stock Market. For further information on obtaining copies of Private’s public filings at the Nasdaq Stock Market, you should call (212) 656-5060.

3 5/8% Contingent Convertible Senior Notes Due 2027 and Shares of
Common Stock Issuable Upon Conversion of the Notes

_________________

Prospectus

May 31, 2007
_________________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the registration of securities being registered under this Registration Statement. All amounts except the SEC registration fee are estimates.

SEC registration fee	$3,531
Legal fees and expenses	35,000*
Accounting fees and expenses	15,000*
Printing and related expenses	5,000*
Miscellaneous expenses	1,469*
Total	$60,000
____________
*	Estimated.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against actual and reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed: (a) that the individual’s conduct was in the corporation’s best interests; (b) that the individual’s conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

Article Ninth of the Registrant’s Amended and Restated Certificate of Incorporation provides as follows:

NINTH: The Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities” and “expenses” shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article NINTH or otherwise.

For purposes of this Article NINTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

The provisions of this Article NINTH shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.

Article XI of the Amended and Restated By-laws of the Registrant provides as follows:

Section 11. 1 Third-Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including all appeals (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding; if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 11. 2 Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit, including all appeals, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation. However, no indemnification shall be made in respect of any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines on application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court of common pleas or other court shall deem proper.

Section 11. 3 Rights After Successful Defense. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 11. 1 or 11. 2, above, or in defense of any claim, issue, or matter in that action, suit, or proceeding, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit, or proceeding.

Section 11. 4 Other Determination of Rights. Unless ordered by a court, any indemnification made under Section 11. 1 or 11. 2, above, shall be made by the Corporation only as authorized in the specific case on a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 11. 1 or 11. 2, above. The determination shall be made (a) by a majority vote of a quorum consisting of directors who were not and are not parties to or threatened with the action, suit, or proceeding; (b) if the described quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; (c) by the stockholders; or (d) by the court in which the action, suit, or proceeding was brought.

Section 11. 5 Advances of Expenses. Expenses of each person seeking indemnification under Section 11. 1 or 11. 2, above, may be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the Board of Directors in the specific case, on receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation.

Section 11. 6 Nonexclusiveness; Heirs. The indemnification provided by this Article shall not be deemed exclusive of, and shall be in addition to, any other rights to which those seeking indemnification may be entitled as a matter of law or under the Certificate of Incorporation, these By-Laws, any agreement, vote of stockholders, any insurance purchased by the Corporation, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

The effect of the foregoing provisions of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws would be to permit such indemnification of officers and directors by the Registrant for liabilities arising under the Securities Act of 1933.

The Registrant has entered into indemnification agreements with its directors and certain executive officers to indemnify them against certain liabilities. Consistent with the provisions of the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, under the terms of the agreements, the Registrant will indemnify its directors and executive officers to the fullest extent permitted under applicable law against all expenses, liabilities and losses incurred in connection with any legal proceeding brought against any of them by reason of their status as directors, officers, employees, agents or fiduciaries of the Registrant. The expenses, liabilities and losses which the Registrant is obligated to pay may include judgments, fines and amounts paid in settlement of such legal proceedings by its directors and executive officers so long as they acted in good faith and in a manner which they reasonably believed was in the best interests of the Registrant.

The Registrant has purchased $50 million of insurance policies which insure its directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, the Registrant maintains trust errors and omissions coverage up to a limit of $40 million.

Item 16. Exhibits.

The following is a list of all exhibits filed as part of this Registration Statement, including those inc orporated by reference.

Exhibit Number	Description
4.1
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of PrivateBancorp, Inc., as amended (filed as an exhibit to Private’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 0-75887) and incorporated herein by reference).

4.2
Amended and Restated Certificate of Incorporation of PrivateBancorp, Inc., as amended (filed as an exhibit to Private’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 0-75887) and incorporated herein by reference).

4.3
Amended and Restated By-laws of PrivateBancorp, Inc. (filed as an exhibit to Private’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 0-75887) and incorporated herein by reference).

4.4
Certain instruments defining the rights of the holders of long-term debt of PrivateBancorp, Inc. and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of PrivateBancorp, Inc. and its subsidiaries on a consolidated basis, have not been filed as exhibits. Private hereby agrees to furnish a copy of any of these agreements to the SEC upon request.

4.5
Indenture dated March 14, 2007 between PrivateBancorp, Inc. and LaSalle Bank National Association as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K of PrivateBancorp, Inc. filed with the Commission on March 15, 2007).

4.6	Form of 3 5/8% Contingent Convertible Senior Note (included in Exhibit 4.5).
4.7
Registration Rights Agreement dated March 14, 2007 between PrivateBancorp, Inc. and RBC Capital Markets Corporation (incorporated by reference to Exhibit 4.3 of Form 8-K of PrivateBancorp, Inc. filed with the Commission on March 15, 2007).

5.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C.

Exhibit Number	Description
12.1	Computation of Ratio of Earnings to Fixed Charges.
15.1	Acknowledgement of Ernst & Young LLP.
23.1	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Powers of Attorney. †
25.1	Statement of Eligibility of Trustee on Form T-1.
____________
†	Included on signature page.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to

Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 31st day of May, 2007.

PRIVATEBANCORP, INC. (Registrant) By: /s/ Ralph B. Mandell Name: Ralph B. Mandell Title: Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ralph B. Mandell, Dennis L. Klaeser and Christopher J. Zinski, and each or either of them, his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any related registration statement and its amendments filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney in fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Ralph B. Mandell Ralph B. Mandell	Chairman, President, Chief Executive Officer and Director	May 31, 2007
/s/ Dennis L. Klaeser Dennis L. Klaeser	Chief Financial Officer	May 31, 2007
______________________ Donald L. Beal	Director
/s/ William A. Castellano William A. Castellano	Director	May 31, 2007
/s/ Robert F. Coleman Robert F. Coleman	Director	May 31, 2007
/s/ Patrick F. Daly Patrick F. Daly	Director	May 31, 2007

Name	Title	Date
/s/ William A. Goldstein William A. Goldstein	Director	May 31, 2007
/s/ James M. Guyette James M. Guyette	Director	May 31, 2007
/s/ Richard C. Jensen Richard C. Jensen	Director	May 31, 2007
/s/ Philip M. Kayman Philip M. Kayman	Director	May 31, 2007
/s/ Cheryl Mayberry McKissack Cheryl Mayberry McKissack	Director	May 31, 2007
/s/ William J. Podl William J. Podl	Director	May 31, 2007
/s/ Edward W. Rabin Edward W. Rabin	Director	May 31, 2007
/s/ William R. Rybak William R. Rybak	Director	May 31, 2007
/s/ Alejandro Silva Alejandro Silva	Director	May 31, 2007
/s/ John B. Williams John B. Williams	Director	May 31, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
4.1
Certificate of Amendment of the Amended and Restated Certificate of Incorporation of PrivateBancorp, Inc., as amended (filed as an exhibit to Private’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 0-75887) and incorporated herein by reference).

4.2
Amended and Restated Certificate of Incorporation of PrivateBancorp, Inc., as amended (filed as an exhibit to Private’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 0-75887) and incorporated herein by reference).

4.3
Amended and Restated By-laws of PrivateBancorp, Inc. (filed as an exhibit to Private’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 (File No. 0-75887) and incorporated herein by reference).

4.4
Certain instruments defining the rights of the holders of long-term debt of PrivateBancorp, Inc. and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of PrivateBancorp, Inc. and its subsidiaries on a consolidated basis, have not been filed as exhibits. Private hereby agrees to furnish a copy of any of these agreements to the SEC upon request.

4.5
Indenture dated March 14, 2007 between PrivateBancorp, Inc. and LaSalle Bank National Association as Trustee (incorporated by reference to Exhibit 4. 1 of Form 8-K of PrivateBancorp, Inc. filed with the Commission on March 15, 2007).

4.6	Form of 3 5/8% Contingent Convertible Senior Note (included in Exhibit 4.5).
4.7
Registration Rights Agreement dated March 14, 2007 between PrivateBancorp, Inc. and RBC Capital Markets Corporation (incorporated by reference to Exhibit 4. 3 of Form 8-K of PrivateBancorp, Inc., filed with the Commission on March 15, 2007).

5.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C.
12.1	Computation of Ratio of Earnings to Fixed Charges.
15.1	Acknowledgement of Ernst & Young LLP.
23.1	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Powers of Attorney. †
25.1	Statement of Eligibility of Trustee on Form T-1.
____________
† Included on signature page.